Exhibit 99.4

TRT Holdings, Inc.

January 15, 2009

BY FAX AND HAND DELIVERY

Gaylord Entertainment Company

One Gaylord Drive

Nashville, Tennessee 37214

Attention: Corporate Secretary

cc: Chief Executive Officer; President; and Treasurer

Re: Request for Questionnaire for Proposed Board Nominee

Dear Secretary:

Pursuant to Paragraph 14(d) of the Second Amended and Restated Bylaws of Gaylord Entertainment Company, a Delaware corporation (the “Corporation”), a stockholder of the Corporation proposing to nominate a person for election as a director at a meeting of stockholders of the Corporation, must submit to the Corporation, along with such stockholder’s nomination notice, a completed written questionnaire with respect to each proposed nominee providing certain information concerning the background and qualification of such proposed nominee, which questionnaire shall be provided by the Secretary of the Corporation upon written request (the “Questionnaire”).  TRT Holdings, Inc., a Delaware corporation, and Robert B. Rowling (together, “TRT”), the record and beneficial owners of shares of the common stock, par value $0.01 per share, of the Corporation, hereby request that the Secretary of the Corporation provide TRT with the Questionnaire immediately.  Time is of the essence in this matter.

You are hereby requested to provide the Questionnaire via email with an electronic attachment (with a copy sent via facsimile) to each of the individuals listed below immediately, but in no event later than 3:00 PM Eastern Standard Time on January 16, 2009.

Michael G. Smith, Esq.	Glen J. Hettinger, Esq.	Neil J. Wertlieb, Esq.
TRT Holdings, Inc.	Fulbright & Jaworski L.L.P.	Milbank, Tweed, Hadley & McCloy LLP
msmith@trtholdings.com	ghettinger@fulbright.com	nwertlieb@milbank.com
(214) 283-8514	(214) 855-8200	(213) 892-4710

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this request to be duly executed on the date first written above.

TRT Holdings, Inc.

By:	/s/ Terrell T Philen, Jr.
Name:	Terrell T Philen, Jr.
Title:	Senior Vice President, Chief Financial
Officer and Treasurer

By:	/s/ Robert B. Rowling
Name:	Robert B. Rowling